CONNECT BIOPHARMA HOLDINGS LIMITED 2024 EMPLOYMENT INDUCEMENT INCENTIVE AWARD PLAN

1.Purposes of the Plan. The purposes of this Plan are to attract and retain the best available personnel, to provide additional incentives to Eligible Persons and to promote the success of the Company’s business.
2.Definitions. The following definitions shall apply as used herein and in the individual Award Agreements except as defined otherwise in an individual Award Agreement. In the event a term is separately defined in an individual Award Agreement, such definition shall supersede the definition contained in this Section 2.
(a)“Administrator” means the Committee unless the Board has assumed the authority for administration of the Plan as provided in Section 4.
(b)“Affiliate” means (a) with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person; and (b) in the case of an individual, shall include his/her parents, spouse, children (and their spouses, if any), siblings (and their spouses, if any), and other immediate family members, or any Person Controlled by any of the aforesaid individuals.
(c)“Applicable Accounting Standards” means the International Financial Reporting Standards, Generally Accepted Accounting Principles in the United States, or such other accounting principles or standards as may apply to the Company’s financial statements under Applicable Laws.
(d)“Applicable Laws” means the legal requirements relating to the Plan and the Awards under applicable laws, regulations, rules, federal securities laws, state corporate and securities laws, the rules of any applicable stock exchange or national market system, the U.S. Code, and the laws, regulations, orders or rules of any jurisdiction applicable to the Awards granted to residents therein or the Grantees receiving such Awards.
(e)“Award” means the grant of an Option, SAR, Dividend Equivalent Right, Restricted Share, Restricted Share Unit or Other Stock- or Cash-Based Award under the Plan.
(f)“Award Agreement” means the written (or electronic) agreement evidencing the grant of an Award executed by the Company and the Grantee, including any amendments thereto.
(g)“Board” means the Board of Directors of the Company.
(h)“Cause” means, with respect to the termination of the Grantee’s Continuous Service by or with the Company or the Related Entity to which the Grantee provides service, that such termination is for “Cause” as such term is expressly defined in a then-effective written agreement between the Grantee and the Company or such Related Entity, or in the absence of any such then-effective written agreement or such definition, the Grantee’s: (i) negligence in performing, or refusal to perform, any major duties to the Company or any Related Entity (as stated in the agreement between the Grantee and the Company or any Related Entity, or reasonably assigned by the Company or such Related Entity based on the Grantee’s position), or material violation of any code of conduct, rules, regulations, or policies of the Company or any Related Entity, (ii) performance of any act or failure to perform any act in bad faith and to the detriment of the Company or a Related Entity (economical or reputational), (iii) dishonesty or commitment in an act of theft, embezzlement, fraud, or a breach of trust, (iv) any intentional misconduct or material breach of any labor contract (employment agreement), non-disclosure obligation, non-competition obligation, non-solicitation obligation or other agreement between the Grantee and the Company or any Related Entity, (v) breach of a fiduciary duty, or commission of a crime (other than minor traffic violations or similar offenses), (vi) material violation of any Applicable Laws or securities laws, or (vii) any intentional act in a manner detrimental to the reputation, business operation, assets, or market image of the Company or any Related Entity.
(i)“Change in Control” means and includes each of the following:
(i)A transaction or series of transactions (other than an offering of Shares to the general public through a registration statement filed with the U.S. Securities and Exchange Commission or a transaction or series of transactions that meets the requirements of clauses (a) and (b) of subsection (iii) below) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its Related Entities, an employee benefit plan maintained by the Company or any of its Related Entities or other Affiliates) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or
(ii)During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in subsections (i) or (iii)) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or
(iii)The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a takeover, scheme of arrangement, amalgamation, merger, consolidation, reorganization, or other business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions, in each case other than a transaction:
a.which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, Controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and
b.after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.
Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or portion of any Award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (i), (ii) or (iii) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in U.S. Treasury Regulation Section 1.409A-3(i)(5).
The Administrator shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.
(j)“Committee” means the Compensation Committee of the Board comprised of two or more Directors, each of whom shall qualify as an Independent Director (as required by the rules of the Nasdaq Stock Market, if the Company’s securities are traded on the Nasdaq Stock Market, and/or the applicable requirements of any other established stock exchange on which the Company’s securities are traded, as applicable, as such rules and requirements may be amended from time to time).
(k)“Company” means Connect Biopharma Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands or any successor corporation that adopts the Plan in connection with a Change in Control.
(l)“Consultant” means any person, including any adviser, engaged by the Company or any Related Entity to render services to such entity if the consultant or adviser: (a) renders bona fide services to the Company; (ii) renders services not in connection with the offer or sale of securities in a capital-raising transaction and does not directly or indirectly promote or maintain a market for the Company’s securities; and (iii) is a natural person.
(m) “Continuous Service” means that the provision of services to the Company or a Related Entity in any capacity of an Employee, Director or Consultant is not interrupted or terminated. In jurisdictions requiring notice in advance of an effective termination as an Employee, Director or Consultant, Continuous Service shall be deemed terminated upon the actual cessation of providing services to the Company or a Related Entity notwithstanding any required notice period that must be fulfilled before a termination as an Employee, Director or Consultant can be effective under Applicable Laws. A Grantee’s Continuous Service shall be deemed to have terminated either upon an actual termination of Continuous Service or upon the entity for which the Grantee provides services ceasing to be a Related Entity. Continuous Service shall not be considered interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Related Entity, or any successor, in any capacity of Employee, Director or Consultant, or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in any capacity of Employee, Director or Consultant (except as otherwise provided in the Award Agreement). An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave.

(n)“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person.
(o)“Director” means a member of the Board or the board of directors of any Related Entity who is not an Employee.
(a)“Disability” means a permanent and total disability under Section 22(e)(3) of the U.S. Code, as amended.
(b)“Dividend Equivalent Right” means a right entitling the Grantee to compensation measured by dividends paid with respect to Ordinary Shares. The Administrator may award Dividend Equivalent Rights on an Award or independent of an Award. Dividend Equivalent Rights may be paid currently or credited to an account for the Grantee, settled in cash or Shares and subject to restrictions on transferability and forfeitability and subject to other terms and conditions as set forth in the Award Agreement.
(c)“Eligible Person” means any prospective Employee who has not previously been an Employee or Director of the Company or a Subsidiary, or who is commencing employment with the Company or a Subsidiary following a bona fide period of non-employment by the Company or a Subsidiary, if he or she is granted an Award in connection with his or her commencement of employment with the Company or a Subsidiary and such grant is an inducement material to his or her entering into employment with the Company or a Subsidiary (within the meaning of Nasdaq Stock Market Rule IM-5635-1 or any successor rule, if the Company’s securities are traded on the Nasdaq Stock Market, and/or the applicable requirements of any other established stock exchange on which the Company’s securities are traded, as applicable, as such rules and requirements may be amended from time to time).
(d)“Employee” means any person who is in the employment of the Company or any Related Entity, subject to the control and direction of the Company or any Related Entity as to both the work to be performed and the manner and method of performance. The payment of a Director’s fee by the Company or a Related Entity shall not be sufficient to constitute “employment” by the Company or the Related Entity.
(e)“Equity Restructuring” means, as determined by the Administrator, a non-reciprocal transaction between the Company and its shareholders, such as a share dividend, stock split, spin-off or recapitalization through a large, nonrecurring cash dividend, or other large, nonrecurring cash dividend, that affects the Shares (or other securities of the Company) or the price per Share (or other securities of the Company) and causes a change in the per share value of the Shares underlying outstanding Awards.
(f)“Exchange Act” means the Securities Exchange Act of 1934, as amended.
(g)“Fair Market Value” means, as of any date, the value of Ordinary Shares determined as follows: (i) if the Ordinary Shares are listed on any established stock exchange, their Fair Market Value will be the closing sales price for such Ordinary Shares as quoted on such exchange for such date, or if no sale occurred on such date, the last day preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; (ii) if the Ordinary Shares are not traded on a stock exchange but are quoted on a national market or other quotation system, the closing sales price on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (iii) without an established market for the Ordinary Shares, the Administrator will determine the Fair Market Value in its discretion.
(h)“Grantee” means an Eligible Person who receives an Award under the Plan.
(i)“Independent Director” means a Director of the Company who is not an Employee and who qualifies as an “Independent Director” within the meaning of Nasdaq Stock Market Rule 5605(a)(2), or any successor rule, if the Company’s securities are traded on the Nasdaq Stock Market, and/or the applicable requirements of any other established stock exchange on which the Company’s securities are traded, as applicable, as such rules and requirements may be amended from time to time.
(j)“M&A” means the currently effective memorandum and articles of association of the Company, as amended from time to time.
(k)“Non-Qualified Stock Option” means an Option, or portion thereof, not intended or not qualifying as an “incentive stock option” as defined in Section 422 of the U.S. Code.
(l)“Ordinary Share” means the Company’s ordinary shares.
(m)“Option” means an option to purchase Shares pursuant to an Award Agreement granted under the Plan. All Options granted under the Plan shall be Non-Qualified Stock Options.
(n)“Other Stock- or Cash-Based Awards” means cash awards, awards of Shares, and other awards valued wholly or partially by referring to, or are otherwise based on, Shares or other property awarded to a Grantee under the Plan. Such Other Stock or Cash-Based Awards will also be available as a payment form in the settlement of other Awards, as standalone payments and as payment in lieu of compensation to which a Grantee is otherwise entitled. Other Stock- or Cash-Based Awards may be paid in Shares, cash or other property, as the Administrator determines.
(o)“Parent” means any company (other than the Company) in an unbroken chain of companies ending with the Company, if each of the companies (other than the Company) owns or Controls stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other companies in such chain. A company that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.
(p)“Person” means any individual, corporation, partnership, limited partnership, limited liability company, firm, joint venture, estate, trust, unincorporated organization, association, enterprise, institution, public benefit corporation, entity or governmental or regulatory authority or other entity of any kind or nature.
(q)“Plan” means this Connect Biopharma Holdings Limited 2024 Employment Inducement Incentive Award Plan, as amended from time to time.

(r)“Related Entity” means any Parent or Subsidiary of the Company.
(s)“Restricted Share” means a Share issued under the Plan to the Grantee for such consideration, if any, and subject to such restrictions on transfer, rights of first refusal, repurchase provisions, forfeiture provisions, and other terms and conditions as established by the Administrator.
(t)“Restricted Share Units” means an Award which may be earned in whole or in part upon the passage of time or the attainment of performance criteria established by the Administrator and which may be settled for cash, Shares or other securities or a combination of cash, Shares or other securities as established by the Administrator.
(u)“SAR” means a share appreciation right entitling the Grantee to Shares or cash compensation, as established by the Administrator, measured by appreciation in the value of Ordinary Shares.
(v)“Section 409A” means Section 409A of the U.S. Code and all regulations, guidance, compliance programs and other interpretative authority thereunder.
(w)“Securities Act” means the Securities Act of 1933, as amended.
(x)“Share” means an Ordinary Share of the Company.
(y)“Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain .
(z)“U.S. Code” means the U.S. Internal Revenue Code of 1986, as amended.
(aa)“U.S. taxpayer” means each individual who is a “United States Person” within the meaning of Section 7701(a)(30) of the Code (i.e., a citizen or resident of the United States, including a lawful permanent resident, even if such individual resides outside of the United States).
3.Shares Subject to the Plan.
(a)Overall Share Limit. Subject to the provisions of Section 10 below, the maximum number of Shares that may be issued pursuant to Awards under the Plan shall be equal to [_____] Shares (the “Overall Share Limit”).
(b)Share Recycling. If all or any part of an Award expires, lapses or is terminated, exchanged for or settled in cash, surrendered, repurchased, canceled without having been fully exercised or forfeited, in any case, in a manner that results in the Company acquiring Shares covered by the Award at a price not greater than the price (as adjusted to reflect any Equity Restructuring) paid by the Grantee for such Shares or not issuing any Shares covered by the Award, the unused Shares covered by the Award will, as applicable, become or again be available for Award grants under the Plan. In addition, Shares delivered (either by actual delivery or attestation) to the Company by a Grantee to satisfy the applicable exercise or purchase price of an Award and/or to satisfy any applicable tax withholding obligation with respect to an Award (including Shares retained by the Company from the Award being exercised or purchased and/or creating the tax obligation) will, as applicable, become or again be available for Award grants under the Plan. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not count against the Overall Share Limit.
(c)Shares Distributed. Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares, treasury Shares (subject to Applicable Laws) or Shares purchased on the open market. Additionally, in the discretion of the Administrator, American depositary shares in an amount equal to the number of Shares which otherwise would be distributed pursuant to an Award may be distributed in lieu of Shares in settlement of any Award. If the number of Shares represented by an American depositary share is other than on a one-to-one basis, the limitations of this Section 3 shall be adjusted to reflect the distribution of American depositary shares in lieu of Shares.
4.Administration of the Plan.
(a)Plan Administrator.
(i)Administration. The Plan shall be administered by the Committee. The Board may abolish the Committee or re-vest in itself any previously delegated authority at any time; provided, however, that any action taken by the Board in connection with the administration of the Plan shall not be deemed approved by the Board unless such actions are approved by a majority of the Independent Directors. To the extent required by the rules of the Nasdaq Stock Market, if the Company’s securities are traded on the Nasdaq Stock Market, and/or the applicable requirements of any other established stock exchange on which the Company’s securities are traded, as applicable, as such rules and requirements may be amended from time to time, Awards under the Plan shall be approved by (a) the Company’s Compensation Committee comprised entirely of Independent Directors or (b) a majority of the Company’s Independent Directors.
(ii)Administration Errors. In the event an Award is granted in a manner inconsistent with the provisions of this Section 4(a), such Award shall be presumptively valid as of its grant date to the extent permitted by the Applicable Laws and approved by the Administrator.
(b)Powers of the Administrator. Subject to Applicable Laws and the provisions of the Plan (including any other powers given to the Administrator hereunder), and except as otherwise provided by the Board, the Administrator shall have the authority, in its discretion:
(i)to select the Eligible Persons to whom Awards may be granted from time to time hereunder;
(ii)to determine the type or the number of Awards to be granted, the number of Shares or the amount of consideration to be covered by each Award granted hereunder;
(iii)to determine or alter the terms and conditions of any Award granted hereunder (including without limitation the Award vesting schedule, exercise price, repurchase provisions, rights of first refusal, forfeiture provisions, form of payment (cash, Shares, or other consideration) upon settlement of the Award, payment contingencies, and satisfaction of any performance criteria);

(iv)to approve forms of Award Agreements for use under the Plan and to amend terms of the Award Agreements;
(v)subject to Section 12(d), to amend the terms of any outstanding Award granted under the Plan;
(vi)to construe and interpret the terms of the Plan and Awards, including without limitation, any Award Agreement, granted pursuant to the Plan;
(vii)to take such other action, not inconsistent with the terms of the Plan and the Applicable Laws, as the Administrator deems appropriate; and
(viii)any other powers of Administrator as provided in this Plan, any Award Agreement or notice of award.
(c)Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or Employees of the Company or a Related Entity, members of the Board and any Employees of the Company or a Related Entity to whom authority to act for the Board, the Administrator or the Company is delegated shall be defended and indemnified by the Company to the extent permitted by Applicable Law and in the manner approved by the Administrator, on an after-tax basis, against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any claim, investigation, action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any Award granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by the Company) or paid by them in satisfaction of a judgment in any such claim, investigation, action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such claim, investigation, action, suit or proceeding that such Person is liable for gross negligence, bad faith or intentional misconduct; provided, however, that within thirty (30) days after the institution of such claim, investigation, action, suit or proceeding, such Person shall offer to the Company, in writing, the opportunity at the Company’s expense to defend the same.
(d)Jurisdictions. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in the jurisdictions in which the Eligible Persons operate, or in order to comply with the requirements of any securities exchange, the Administrator, in its sole discretion, shall have the power and authority to: (i) determine which Related Entities shall be covered by the Plan; (ii) determine which Eligible Persons are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to an Eligible Person to comply with Applicable Law; (iv) establish sub-plans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable; provided, however, that no such sub-plans and/or modifications shall increase the share limitations contained in Section 3(a); and (v) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any Applicable Law including necessary local governmental regulatory exemptions or approvals or listing requirements of any such securities exchange.
(e)Actions Required Upon Grant of Award. To the extent required by the rules of the Nasdaq Stock Market, if the Company’s securities are traded on the Nasdaq Stock Market, and/or the applicable requirements of any other established stock exchange on which the Company’s securities are traded, as applicable, as such rules and requirements may be amended from time to time, following the issuance of any Award under the Plan, the Company shall, to the extent required by the listing requirements of the applicable securities exchange, (a) promptly issue a press release disclosing the material terms of the grant, including the recipient(s) of the grant and the number of shares involved (and if the disclosure relates to an award to executive officers, or the award was individually negotiated, then the disclosure must include the identity of the recipient(s)), and (b) notify the applicable securities exchange of such grant no later than the earlier to occur of (i) five calendar days after entering into the agreement to issue the Award or (ii) the date of the public announcement of the Award.
5.Eligibility. Awards may be granted to Eligible Persons.
6.Terms and Conditions of Awards.
(a)Types of Awards. The Administrator is authorized under the Plan to award any Award to an Eligible Person. Such Awards include, without limitation, Options, SARs, Restricted Shares, Restricted Share Units or Dividend Equivalent Rights, and Other Share- or Cash-Based Awards, and an Award may consist of one such security or benefit, or two (2) or more of them in any combination or alternative. All Options granted under the Plan shall be Non-Qualified Stock Options.
(b)Designation of Award. Each Award shall be designated in the Award Agreement.
(c)Conditions of Award. Subject to the terms of the Plan, the Administrator shall determine the provisions, terms, and conditions of each Award including, but not limited to, the Award vesting schedule, repurchase provisions, rights of first refusal, forfeiture provisions, form of payment (cash, Shares, or other consideration) upon settlement of the Award, payment contingencies, and satisfaction of any performance criteria. Each Award shall be subject to the terms of an Award Agreement approved by the Administrator.
(d)Vesting Schedule. The Awards to be issued to any Grantee under the Plan shall be subject to the vesting schedule as specified in the Award Agreement of such Grantee. The Administrator shall have the right to adjust the vesting schedule of the Awards granted to the Grantees. The Administrator may at any time provide that any Award will become immediately vested and fully or partially exercisable, free of some or all restrictions or conditions, or otherwise fully or partially realizable.
(e)Deferral of Award Payment. The Administrator may establish one or more programs under the Plan to permit selected Grantees the opportunity to elect to defer receipt of consideration upon exercise of an Award (other than an Award held by a Grantee who is a U.S. taxpayer), satisfaction of performance criteria, or other event that absent the election would entitle the Grantee to payment or receipt of Shares or other consideration under an Award. The Administrator may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, Shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Administrator deems advisable for the administration of any such deferral program.
(f)Separate Programs. The Administrator may establish one or more separate programs under the Plan for the purpose of issuing particular forms of Awards to one or more classes of Grantees on such terms and conditions as determined by the Administrator from time to time.

(g)Early Exercise. The Award Agreement may, but need not, include a provision whereby the Grantee may elect at any time while an Eligible Person to exercise any part or all of the Award prior to full vesting of the Award, subject to compliance with the Applicable Laws and approval by the Administrator. Any unvested Shares received pursuant to such exercise may be subject to a repurchase right in favor of the Company or a Related Entity or to any other restriction the Administrator determines to be appropriate.
(h)Term of Award. The term of each Award shall be the term stated in the Award Agreement; provided that the term of any Option or SAR will not exceed ten (10) years.
(i)Transferability of Awards. Subject to the Applicable Laws, Awards shall be transferable (i) by will and by the laws of descent and distribution and (ii) during the lifetime of the Grantee, only to the extent and in the manner approved by the Administrator. Notwithstanding the foregoing, the Grantee may designate one or more beneficiaries of the Grantee’s Award in the event of the Grantee’s death on a beneficiary designation form provided by the Administrator.
7.Award Exercise or Purchase Price, Consideration and Taxes.
(a)Exercise or Purchase Price. The exercise or purchase price, if any, for an Award shall be determined by the Administrator. In the case of Options or SARs granted to U.S. taxpayers, shall not be less than 100% of the Fair Market Value of a Share as of the date of grant.
(b)Consideration. Subject to Applicable Laws, the consideration to be paid for the Shares to be issued upon exercise or purchase of an Award including the method of payment, shall be determined by the Administrator. In addition to any other types of consideration the Administrator may determine, the Administrator is authorized to accept as consideration for Shares issued under the Plan the following:
(i)cash;
(ii)check;
(iii)surrender of Shares (including Shares issuable under the Award) or delivery of a properly executed form of attestation of ownership of Shares as the Administrator may require which have a Fair Market Value on the date of surrender or attestation equal to the aggregate exercise or purchase price of the Shares as to which said Award shall be exercised or purchased;
(iv)payment through a broker-dealer sale and remittance procedure pursuant to which the Grantee (A) shall provide written instructions to a Company designated brokerage firm to effect the immediate sale of some or all of the purchased Shares and remit to the Company sufficient funds to cover the aggregate exercise price payable for the purchased Shares and (B) shall provide written directives to the Company to deliver the certificates for the purchased Shares directly to such brokerage firm in order to complete the sale transaction;
(v)any other consideration approved by the Administrator; or
(vi)any combination of the foregoing methods of payment.
The Administrator may at any time or from time to time, by adoption of or by amendment to the standard forms of Award Agreement described in Section 4(b)(iii), or by other means, grant Awards which do not permit all of the foregoing forms of consideration to be used in payment for the Shares or which otherwise restrict one or more forms of consideration.
(c)Tax Withholding
(d). Each Grantee must pay the Company, or make provision satisfactory to the Administrator for payment of, any taxes required by Applicable Law to be withheld in connection with such Grantee’s Awards by the date of the event creating the tax liability. The Company may deduct an amount sufficient to satisfy such tax obligations based on the applicable statutory withholding rates (or such other rate as may be determined by the Company after considering the impact of Applicable Accounting Standards) from any payment of any kind otherwise due to a Grantee. In the absence of a contrary determination by the Company, all tax withholding obligations will be calculated based on the maximum applicable statutory withholding rates. Subject to any Company insider trading policy (including blackout periods), Grantees may satisfy such tax obligations (i) in cash, by wire transfer of immediately available funds, by check made payable to the order of the Company, provided that the Company may limit the use of the foregoing payment forms if one or more of the payment forms below is permitted, (ii) to the extent permitted by the Administrator, in whole or in part by delivery of Shares, including Shares delivered by attestation and Shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the date of delivery, (iii) if there is a public market for Shares at the time the tax obligations are satisfied, unless the Company otherwise determines, (A) delivery (including electronically or telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to satisfy the tax obligations, or (B) delivery by the Grantee to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to satisfy the tax withholding; provided that such amount is paid to the Company at such time as may be required by the Administrator, or (iv) to the extent permitted by the Company, any combination of the foregoing payment forms approved by the Administrator. Notwithstanding any other provision of the Plan, the number of Shares which may be so delivered or retained pursuant to clause (ii) of the immediately preceding sentence shall be limited to the number of Shares which have a Fair Market Value on the date of delivery or retention no greater than the aggregate amount of such liabilities based on the maximum individual statutory tax rate in the applicable jurisdiction at the time of such withholding (or such other rate as may be required to avoid the liability classification of the applicable award under Applicable Accounting Standards); provided, however, to the extent such Shares were acquired by Grantee from the Company as compensation, the Shares must have been held for the minimum period required by Applicable Accounting Standards to avoid a charge to the Company’s earnings for financial reporting purposes; provided, further, that, any such Shares delivered or retained shall be rounded up to the nearest whole Share to the extent rounding up to the nearest whole Share does not result in the liability classification of the applicable Award under Applicable Accounting Standards. If any tax withholding obligation will be satisfied under clause (ii) above by the Company’s retention of Shares from the Award creating the tax obligation and there is a public market for Shares at the time the tax obligation is satisfied, the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on the applicable Grantee’s behalf some or all of the Shares retained and to remit the proceeds of the sale to the Company or its designee, and each Grantee’s acceptance of an Award under the Plan will constitute the Grantee’s authorization to the Company and instruction and authorization to such brokerage firm to complete the transactions described in this sentence.
8.Exercise of Award.

(a)Procedure for Exercise; Rights as a Shareholder.
(i)Any Award granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator under the terms of the Plan and specified in the Award Agreement.
(ii)An Award shall be deemed to be exercised when written or electronic notice of such exercise in a form approved by the Administrator has been given to the Company in accordance with the terms of the Award by the Person entitled to exercise the Award and full payment for the Shares with respect to which the Award is exercised and any applicable tax withholding, as provided in Section 7.
(b)Exercise of Award Following Termination of Continuous Service.
(i)An Award may not be exercised after the termination date of such Award set forth in the Award Agreement and may be exercised following the termination of a Grantee’s Continuous Service only to the extent provided in the Award Agreement.
(ii)Where the Award Agreement permits a Grantee to exercise an Award following the termination of the Grantee’s Continuous Service for a specified period, the Award shall terminate to the extent not exercised on the last day of the specified period or the last day of the original term of the Award, whichever occurs first.
(c)No Exercise in Violation of Applicable Law. Notwithstanding the foregoing, regardless of whether an Award has otherwise become exercisable, the Award shall not be exercised if the Administrator (in its sole discretion) determines that an exercise would violate any Applicable Laws.
9.Conditions Upon Issuance of Shares.
(a)Shares shall not be issued pursuant to an Award unless the issuance and delivery of such Shares pursuant thereto shall comply with all Applicable Laws, the M&A and the relevant Award Agreement.
(b)As a condition to the issuance of any Shares pursuant to an Award, the Company may require the Person receiving such Shares to represent and warrant at the time of any Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any Applicable Laws.
(c)As a condition to the issuance of any Shares pursuant to an Award, the applicable Award Agreement may require the Grantee to grant a power of attorney to the Board or any Person designated by the Board to exercise the voting rights with respect to the Shares and the Company may require the Person receiving such Shares to acknowledge and agree to be bound by the provisions of the currently effective M&A, any shareholders agreement and other documents of the Company in relation to the Shares (if any), as if the Grantee is a holder of Ordinary Shares thereunder.
10.Adjustments.

(a)Equity Restructuring. In connection with any Equity Restructuring, notwithstanding anything to the contrary in this Section 10, the Administrator will equitably adjust each outstanding Award as it deems appropriate to reflect the Equity Restructuring, which may include adjusting the number and type of securities subject to each outstanding Award and/or the Award’s exercise price or grant price (if applicable), granting new Awards to Grantees, and making a cash payment to Grantees. The adjustments provided under this Section 10 will be nondiscretionary and final and binding on the affected Grantee and the Company; provided that the Administrator will determine whether an adjustment is equitable.
(b)Corporate Transactions. In the event of any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), reorganization, merger, consolidation, combination, amalgamation, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Shares or other securities of the Company, Change in Control, issuance of warrants or other rights to purchase Shares or other securities of the Company, other similar corporate transaction or event, other unusual or nonrecurring transaction or event affecting the Company or its financial statements or any change in any Applicable Laws or Applicable Accounting Standards , the Administrator, on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event (except that action to give effect to a change in Applicable Law or Applicable Accounting Standards may be made within a reasonable period of time after such change) and either automatically or upon the Grantee’s request, is hereby authorized, without the Grantee’s express prior written consent, to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to (x) prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any Award granted or issued under the Plan, (y) to facilitate such transaction or event or (z) give effect to such changes in Applicable Laws or Applicable Accounting Standards:
(i)To provide for the cancellation of any such Award in exchange for either an amount of cash or other property or any combination thereof with a value equal to the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Grantee’s rights under the vested portion of such Award, as applicable; provided that, if the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Grantee’s rights, in any case, is equal to or less than zero, then the Award may be terminated without payment;
(ii)To provide that such Award shall vest and, to the extent applicable, be exercisable as to all Shares covered thereby, notwithstanding anything to the contrary in the Plan or the provisions of such Award;
(iii)To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and/or applicable exercise or purchase price, in all cases, as determined by the Administrator;
(iv)To make adjustments in the number and type of Shares (or other securities or property) subject to outstanding Awards and/or with respect to which Awards may be granted under the Plan (including, but not limited to, adjustments of the limitations in Article IV hereof on the maximum number and kind of shares which may be issued) and/or in the terms and conditions of (including the grant or exercise price or applicable performance goals), and the criteria included in, outstanding Awards;
(v)To replace such Award with other rights or property selected by the Administrator; and/or
(vi)To provide that the Award will terminate and cannot vest, be exercised or become payable after the applicable event.
(c)Effect of Non-Assumption in a Change in Control. Notwithstanding the provisions of Section 10(b), if a Change in Control occurs and a Grantee’s Awards are not continued, converted, assumed, or replaced with a substantially similar award by (i) the Company, or (ii) a successor entity or its parent or subsidiary (an “Assumption”), and provided that the Grantee is still an Employee, Director or Consultant, then, immediately prior to the Change in Control, such Awards shall become fully vested, exercisable and/or payable, as applicable, and all forfeiture, repurchase and other restrictions on such Awards shall lapse, in which case, such Awards shall be canceled upon the consummation of the Change in Control in exchange for the right to receive the Change in Control consideration payable to other holders of Shares (i) which may be on such terms and conditions as apply generally to holders of Shares under the Change in Control documents (including, without limitation, any escrow, earn-out or other deferred consideration provisions) or such other terms and conditions as the Administrator may provide, and (ii) determined by reference to the number of Shares subject to such Awards and net of any applicable exercise price; provided that to the extent that any Awards constitute “nonqualified deferred compensation” that may not be paid upon the Change in Control under Section 409A without the imposition of taxes thereon under Section 409A, the timing of such payments shall be governed by the applicable Award Agreement (subject to any deferred consideration provisions applicable under the Change in Control documents); and provided, further, that if the amount to which a Grantee would be entitled upon the settlement or exercise of such Award at the time of the Change in Control is equal to or less than zero, then such Award may be terminated without payment. The Administrator shall determine whether an Assumption of an Award has occurred in connection with a Change in Control.
(d)Definition of Assumption. For the purposes of this Section 10, an Assumption of an Award shall be considered to have occurred in the Award is assumed or substituted for if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash or other securities or property) received in the transaction constituting a Change in Control by holders of Shares for each Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the transaction constituting a Change in Control is not solely common stock (or its equivalent) of the successor entity or its parent or subsidiary, the Administrator may, with the consent of the successor entity, provide that the consideration to be received upon the exercise or vesting of an Award, for each Share subject thereto, will be solely common stock of the successor entity or its parent or subsidiary substantially equal in fair market value to the per Share consideration received by holders of Shares in the transaction constituting a Change in Control.
(e)Administrative Stand Still. In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to shareholders, or any other extraordinary transaction or change affecting the Shares or the Share, including any Equity Restructuring or any securities offering or other similar transaction, for administrative convenience, the Administrator may refuse to permit the exercise of any Award for up to sixty (60) days before or after such transaction.
(f)General. Except as expressly provided in the Plan or the Administrator’s action under the Plan, no Grantee will have any rights due to any subdivision or consolidation of Shares of any class, dividend payment, increase or decrease in the number of Shares of any class or dissolution, liquidation, merger, or consolidation of the Company or other corporation. Except as expressly provided with respect to an Equity Restructuring under Section 10(a) or the Administrator’s action under the Plan, no issuance by the Company of Shares of any class, or securities convertible into Shares of any class, will affect, and no adjustment will be made regarding, the number of Shares subject to an Award or the Award’s grant or exercise price. The existence of the Plan, any Award Agreements and the Awards granted hereunder will not affect or restrict in any way the Company’s right or power to make or authorize (i) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (ii) any merger, consolidation dissolution or liquidation of the Company or sale of Company assets or (iii) any sale or issuance of securities, including securities with rights superior to those of the Shares or securities convertible into or exchangeable for Shares. The Administrator may treat Grantees and Awards (or portions thereof) differently under this Section 10.
11.Effective Date and Term of Plan. The Plan shall become effective upon the day the Board adopts the Plan, and shall remain in effect until terminated by the Administrator.
12.Amendment, Suspension or Termination of the Plan and Awards.
(a)The Board or the Company’s compensation committee may at any time amend, suspend or terminate the Plan; provided, however, that no such amendment, suspension or termination shall be made without the approval of the Company’s shareholders to the extent such approval is required by Applicable Laws.
(b)No Award may be granted during any suspension of the Plan or after termination of the Plan.
(c)Unless otherwise determined by the Administrator in good faith, the suspension or termination of the Plan (including termination of the Plan under Section 11) shall not materially adversely affect any rights under Awards already granted to a Grantee.
(d)The Administrator may amend, modify or terminate any outstanding Award, including by substituting another Award of the same or a different type, and changing the exercise or settlement date. The Grantee’s consent to such action will be required unless (i) the action, taking into account any related action, does not materially and adversely affect the Grantee’s rights under the Award, or (ii) the change is permitted under Section 10. Notwithstanding the foregoing or anything in the Plan to the contrary, the Administrator may, without the approval of the shareholders of the Company, (i) reduce the exercise price per share of outstanding Options or Stock Appreciation Rights or (ii) cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price per share that is less than the exercise price per share of the original Options or Stock Appreciation Rights.

13.No Effect on Terms of Employment/Consulting Relationship. The Plan shall not confer upon any Grantee any right with respect to the Grantee’s Continuous Service, nor shall it interfere in any way with his or her right or the right of the Company or any Related Entity to terminate the Grantee’s Continuous Service at any time, with or without Cause, and with or without notice. The ability of the Company or any Related Entity to terminate the employment of a Grantee who is employed at will is in no way affected by its determination that the Grantee’s Continuous Service has been terminated for Cause for the purposes of this Plan.
14.No Effect on Retirement and Other Benefit Plans. Except as specifically provided in a retirement or other benefit plan of the Company or a Related Entity, Awards shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company or a Related Entity, and shall not affect any benefits under any other benefit plan of any kind or any benefit plan subsequently instituted under which the availability or amount of benefits is related to level of compensation. The Plan is not a “Retirement Plan” or “Welfare Plan” under the Employee Retirement Income Security Act of 1974, as amended.
15.Lock-Up Period . The Company may, at the request of any underwriter representative or otherwise, in connection with registering the offering of any Company securities under the Securities Act, prohibit Grantees from, directly or indirectly, selling or otherwise transferring any Shares or other Company securities during a period of up to one hundred eighty (180) days following the effective date of a Company registration statement filed under the Securities Act, or such longer period as determined by the underwriter.
16.Section 409A of the U.S. Code.
(a)General. The Company intends that all Awards granted to U.S. taxpayers be structured to comply with, or be exempt from, Section 409A, such that no adverse tax consequences, interest, or penalties under Section 409A apply. Notwithstanding anything in the Plan or any Award Agreement to the contrary, the Administrator may, without a Grantee’s consent, amend this Plan or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and retroactive actions) as are necessary or appropriate to preserve the intended tax treatment of Awards, including any such actions intended to (i) exempt this Plan or any Award from Section 409A, or (ii) comply with Section 409A, including regulations, guidance, compliance programs and other interpretative authority that may be issued after an Award’s grant date. The Company makes no representations or warranties as to an Award’s tax treatment under Section 409A or otherwise. The Company will have no obligation under this Section 16 or otherwise to avoid the taxes, penalties or interest under Section 409A with respect to any Award and will have no liability to any Grantee or any other person if any Award, compensation or other benefits under the Plan are determined to constitute noncompliant “nonqualified deferred compensation” subject to taxes, penalties or interest under Section 409A.
(b)Separation from Service. If an Award to a U.S. taxpayer constitutes “nonqualified deferred compensation” under Section 409A, any payment or settlement of such Award upon a termination of a Grantee’s Employee, Director, or Consultant relationship will, to the extent necessary to avoid taxes under Section 409A, be made only upon the Grantee’s “separation from service” (within the meaning of Section 409A), whether such “separation from service” occurs upon or after the termination of the Grantee’s Employee, Director, or Consultant relationship. For purposes of this Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms means a “separation from service.”

(c)Payments to Specified Employees. Notwithstanding any contrary provision in the Plan or any Award Agreement, any payment(s) of “nonqualified deferred compensation” required to be made under an Award to a “specified employee” (as defined under Section 409A and as the Administrator determines) due to his or her “separation from service” will, to the extent necessary to avoid taxes under Section 409A(a)(2)(B)(i) of the U.S. Code, be delayed for the six-month period immediately following such “separation from service” (or, if earlier, until the specified employee’s death) and will instead be paid (as set forth in the Award Agreement) on the day immediately following such six-month period or as soon as administratively practicable thereafter (without interest). Any payments of “nonqualified deferred compensation” under such Award payable more than six (6) months following the Grantee’s “separation from service” will be paid at the time or times the payments are otherwise scheduled to be made.
17.Section 457A of the U.S. Code. Notwithstanding anything herein to the contrary, no payment shall be made under any Award under the Plan that would cause the compensation payable to the Grantee under such Award to be taxable under Section 457A of the U.S. Code.
18.Data Privacy. As a condition for receiving any Award, each Grantee explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this section by and among the Company and its Related Parties exclusively for implementing, administering and managing the Grantee’s participation in the Plan. The Company and its Related Parties may hold certain personal information about a Grantee, including the Grantee’s name, address and telephone number; birthdate; social security, insurance number or other identification number; salary; nationality; job title(s); any Shares held in the Company or its Related Parties; and Award details, to implement, manage and administer the Plan and Awards (the “Data”). The Company and its Related Parties may transfer the Data amongst themselves as necessary to implement, administer and manage a Grantee’s participation in the Plan, and the Company and its Related Parties may transfer the Data to third parties assisting the Company with Plan implementation, administration and management. These recipients may be located in the Grantee’s country, or elsewhere, and the Grantee’s country may have different data privacy laws and protections than the recipients’ country. By accepting an Award, each Grantee authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Grantee’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Grantee may elect to deposit any Shares. The Data related to a Grantee will be held only as long as necessary to implement, administer, and manage the Grantee’s participation in the Plan. A Grantee may, at any time, view the Data that the Company holds regarding such Grantee, request additional information about the storage and processing of the Data regarding such Grantee, recommend any necessary corrections to the Data regarding the Grantee or refuse or withdraw the consents in this Section 19 in writing, without cost, by contacting the local human resources representative. If the Grantee refuses or withdraws the consents in this Section 19, the Company may cancel Grantee’s ability to participate in the Plan and, in the Administrator’s discretion, the Grantee may forfeit any outstanding Awards. For more information on the consequences of refusing or withdrawing consent, Grantees may contact their local human resources representative.
19.Claw-back Provisions. All Awards (including, without limitation, any proceeds, gains or other economic benefit actually or constructively received by the Grantee upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with Applicable Laws (including the U.S. Dodd-

Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder) as and to the extent set forth in such claw-back policy or the Award Agreement.
20.Unfunded Obligation. Any amounts payable to Grantees pursuant to the Plan shall be unfunded and unsecured obligations for all purposes. Neither the Company nor any Related Entity shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Grantee account shall not create or constitute a trust or fiduciary relationship between the Administrator, the Company or any Related Entity and a Grantee, or otherwise create any vested or beneficial interest in any Grantee or the Grantee’s creditors in any assets of the Company or a Related Entity. The Grantees shall have no claim against the Company or any Related Entity for any changes in the value of any assets that may be invested or reinvested by the Company with respect to the Plan.
21.Entire Plan. This Plan, the individual Award Agreements and notices of issuance of the Awards, together with all the exhibits hereto and thereto, constitute and contain the entire stock incentive plan and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, memorandum, duties or obligations between the parties respecting the subject matter hereof. If any contradiction occurs between the Plan and any Award Agreement or other written agreement between a Grantee and the Company (or any Subsidiary) that the Administrator has approved, the Plan will govern, unless it is expressly specified in such Award Agreement or other written document that a specific provision of the Plan will not apply.
22.Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.
23.Broker-Assisted Sales. In the event of a broker-assisted sale of Shares in connection with the payment of amounts owed by a Grantee under or with respect to the Plan or Awards: (a) any Shares to be sold through the broker-assisted sale will be sold on the day the payment first becomes due, or as soon thereafter as practicable; (b) such Shares may be sold as part of a block trade with other Grantees in the Plan in which all participants receive an average price; (c) the applicable Grantee will be responsible for all broker’s fees and other costs of sale, and by accepting an Award, each Grantee agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale; (d) to the extent the Company or its designee receives proceeds of such sale that exceed the amount owed, the Company will pay such excess in cash to the applicable Grantee as soon as reasonably practicable; (e) the Company and its designees are under no obligation to arrange for such sale at any particular price; and (f) in the event the proceeds of such sale are insufficient to satisfy the Grantee’s applicable obligation, the Grantee may be required to pay immediately upon demand to the Company or its designee an amount in cash sufficient to satisfy any remaining portion of the Grantee’s obligation.
24.Plan Language. The official language of the Plan shall be English. To the extent that the Plan or any Award Agreements are translated from English into another language, the English version of the Plan and Award Agreements will always govern, in the event that there are inconsistencies or ambiguities which may arise due to such translation.

25.Applicable Currency. The Award Agreement shall specify the currency applicable to such Award. The Administrator may determine, in its sole discretion, that an Award denominated in one currency may be paid in any other currency based on the prevailing exchange rate as the Administrator deems appropriate. A Grantee may be required to provide evidence that any currency used to pay the exercise price of any Award were acquired and taken out of the jurisdiction in which the Grantee resides in accordance with Applicable Laws, including foreign exchange control laws and regulations. In the absence of a designation in an Award Agreement, the currency applicable to an Award shall be U.S. Dollars.
26.Conformity to Securities Laws. The Plan is intended to conform to the extent necessary with Applicable Laws. Notwithstanding anything herein to the contrary, the Plan and all Awards will be administered only in conformance with Applicable Laws. Notwithstanding anything herein to the contrary, the Plan and all Awards will be administered only in conformance with Applicable Laws. To the extent Applicable Laws permit, the Plan and all Award Agreements will be deemed amended as necessary to conform to Applicable Laws.
27.Governing Law. The Plan and all Awards will be governed by and interpreted in accordance with the laws of the Cayman Islands, without regard to conflicts of laws thereof.
28.Severability. If any portion of the Plan or any action taken under it is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.
29.Electronic Forms. To the extent permitted by Applicable Law and in the discretion of the Administrator, a Grantee may submit any form or notice as set forth herein by means of an electronic form approved by the Administrator.
30.Shareholder Approval Not Required. Approval of the Company’s shareholders shall not be required as a condition of the effectiveness of the Plan as permitted under Nasdaq Stock Market Rule 5635(c)(4).

CONNECT BIOPHARMA HOLDINGS LIMITED
2024 EMPLOYMENT INDUCEMENT INCENTIVE AWARD PLAN
NOTICE OF STOCK OPTION AWARD
You (the “Grantee”) have been granted an option (the “Option”) to purchase the Ordinary Shares of Connect Biopharma Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), subject to the terms and conditions of this Notice of Stock Option Award (the “Notice”), the 2024 Employment Inducement Incentive Award Plan of the Company (as amended or supplemented from time to time, the “Plan”), and the Stock Option Award Agreement attached hereto as Exhibit A (the “Option Agreement”), and all of the terms and conditions set forth in the special provisions for Participant’s country of residence, if any, in the Appendix attached to the Option Agreement, each of which are incorporated into this Notice by reference. Unless otherwise defined herein, the terms used in this Notice or the Option Agreement shall have the same meanings ascribed to them in the Plan.

BY ACCEPTING THIS OPTION, GRANTEE CONSENTS TO THE USE AND SHARING OF GRANTEE’S PERSONAL DATA AS SET FORTH IN THE APPLICABLE PROVISIONS IN THE APPENDIX TO THE OPTION AGREEMENT.

Grantee's Name:

Identification Document and No.:

Award Serial Number:

Date of Grant:

Vesting Commencement Date:

Exercise Price per Ordinary Share:

Total Number of Ordinary Shares Subject to the Option (the "Shares"):

Total Exercise Price:	$

Expiration Date:	Tenth Anniversary of Date of Grant

Type of Option:	Non-Qualified Stock Option

Vesting Schedule: Subject to the Grantee’s Continuous Service with the Company (or a Related Entity) and other limitations set forth in this Notice, the Plan and the Option Agreement, the Option may be exercised, in whole or in part, in accordance with the following schedule:

[Vesting schedule to be specified in individual agreements.]

During any authorized leave of absence, the vesting of the Option as provided in this vesting schedule shall be suspended after the

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authorized leave of absence exceeds a period of thirty days. Vesting of the Option shall resume upon the Grantee’s termination of the authorized leave of absence and return to service to the Company or a Related Entity. The Vesting Schedule of the Option shall be extended by the length of the suspension.

If the Company uses an electronic capitalization table system and the fields in this Notice are blank or the information is otherwise provided in a different format electronically, the blank fields and other information will be deemed to come from the electronic capitalization system and is considered part of this Notice.

IN WITNESS WHEREOF, the Company and the Grantee have executed this Notice and agree that the Option is to be governed by the terms and conditions of this Notice, the Plan and the Option Agreement, as well as the currently effective M&A and any shareholders agreement.
CONNECT BIOPHARMA HOLDINGS LIMITED
an exempted company incorporated with limited liability under the laws of the Cayman Islands

By:
Name:

Title: Director

The Grantee acknowledges receipt of a copy of the Plan, the Option Agreement, any shareholders agreement and the M&A, and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts (whether in writing, electronically or otherwise) the Option subject to all of the terms and provisions hereof and thereof and that the Option is an inducement material to the Grantee’s entering into employment with the Company or a Subsidiary. The Grantee has reviewed this Notice, the Plan, the Option Agreement, any shareholders agreement and the M&A in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Notice, and fully understands all provisions of this Notice, the Plan, the Option Agreement, any shareholders agreement and the M&A. The Grantee hereby agrees that all questions of interpretation and administration relating to this Notice, the Plan, and the Option Agreement shall be resolved by the Administrator. The Grantee further agrees to the venue selection and waiver of a jury trial in accordance with Section 16 of the Option Agreement.

Dated:	Signed:
Grantee

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EXHIBIT A
STOCK OPTION AWARD

AGREEMENT
1.Grant of Option. Connect Biopharma Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), hereby grants to the Grantee, an option (the “Option”) to purchase the Total Number of Ordinary Shares subject to the Option (the “Shares”) set forth in the Notice of Stock Option Award (the “Notice”), at the Exercise Price per Share set forth in the Notice (the “Exercise Price”) subject to the terms and provisions of the Notice, this Stock Option Award Agreement (the “Option Agreement”) and the Company’s 2024 Employment Inducement Incentive Award Plan, as amended from time to time (the “Plan”), which are incorporated herein by reference. The Grantee’s acceptance of the Option and participation in the Plan are voluntary. Other than with respect to the use of a defined term that is defined in this Agreement, in the event of any inconsistency between the Plan and this Option Agreement, the terms of the Plan will control. Unless otherwise defined herein, the terms used herein shall have the same meanings ascribed to them in the Plan or the Notice.
The Option is a Non-Qualified Stock Option. To the extent required by the listing rules of the Nasdaq Stock Market, the Option is intended to constitute an “employment inducement” award under Nasdaq Stock Market (“Nasdaq”) Rule 5635(c)(4), and consequently shall be exempt from the Nasdaq rules regarding shareholder approval of stock option plans or other equity compensation arrangements. This Option Agreement and the terms and conditions of the Option shall be interpreted in accordance with and consistent with such exception.
2.Exercise of Option.
(a)Right to Exercise. The Option may not be exercised until vested. Subject to Section 5, the Option shall be exercisable before Expiration Date in accordance with the Vesting Schedule set out in the Notice and pursuant to the applicable provisions of the Plan and this Option Agreement. The Grantee shall be subject to reasonable limitations on the number of requested exercises during any monthly or weekly period as determined by the Administrator. In no event shall the Company issue fractional Shares. Notwithstanding anything in the Notice, the Plan or this Option Agreement to the contrary, unless the Administrator otherwise determines, the Option will immediately expire and be forfeited as to any portion that is not vested and exercisable as of the date of Grantee’s termination of Continuous Service for any reason (after taking into consideration any accelerated vesting and exercisability which may occur in connection with such termination).
(b)Method of Exercise. The Grantee may exercise the Option by delivery of an exercise notice (in the form attached to the Notice as Exhibit B or such other form designated by the Administrator for such purpose) stating the election to exercise the Option, the whole number of Shares in respect of which the Option is being exercised and such other provisions as may be required by the Administrator, accompanied by payment of the Exercise Price, or by such other procedure as specified from time to time by the Administrator. The exercise notice shall be delivered to the Company in person, by certified mail, or by such other method (including electronic transmission) as determined from time to time by the Administrator, accompanied by payment of the Exercise Price. The Option shall be deemed to be exercised upon receipt by the Company of such notice accompanied by the payment of the Exercise Price and any applicable tax withholding, which shall be deemed to be satisfied in accordance with Section 2(c) below.

(c)Taxes; Tax Withholding. Notwithstanding any other provision of this Option Agreement:

(i)Regardless of any action the Company, any Related Entity or the Grantee’s employing company, if different (the “Employer,” and, collectively, the “Company Group”) takes with respect to any or all Tax Obligations (as defined below), the Grantee understands that the Grantee (and not the Company) shall be responsible for any Tax Obligations, which may exceed the amount actually withheld by the Company Group. The Grantee agrees to indemnify and keep indemnified the Company Group from and against any such Tax Obligations

(ii)No Shares will be delivered to the Grantee or other Person pursuant to the exercise of the Option until the Grantee or other Person has made arrangements acceptable to the Administrator for the satisfaction of applicable Tax Obligations resulting from the grant, vesting or exercise of the Option, the distribution of the Shares issuable with respect thereto, or any other taxable event related to the Option. The Grantee acknowledges that if the Grantee is subject to Tax Obligations in more than one jurisdiction, the Company Group may be required to withhold or account for Tax Obligations in more than one jurisdiction. The Grantee agrees to pay the Company Group any Tax Obligations that cannot be satisfied by the means described in this Section 2(c).
(iii)The Grantee specifically authorizes the Company Group, or their respective agents, to satisfy the Grantee’s obligations in regards to any Tax Obligations through the withholding by the Company Group or their respective agents from any wages or other compensation paid or payable to the Grantee an amount sufficient to satisfy such Tax Obligations. Subject to Section 7(c) of the Plan, the Tax Obligations may be satisfied in any form of consideration permitted by the Administrator for the payment of the Exercise Price pursuant to Section 3 below. Upon exercise of the Option, the Company or the Grantee’s employer shall have the right to offset or withhold (from any amount owed by the Company or the Grantee’s employer to the Grantee) or collect from the Grantee or other Person an amount sufficient to satisfy such Tax Obligations.
(iv)For purposes of this Option Agreement, “Tax Obligations” shall mean (A) all withholding or other taxes applicable to the Grantee’s taxable income in whatever jurisdiction, plus (B) if permitted under the laws of the jurisdiction in which the Grantee resides, any liability of the Company Group for income tax, withholding tax, wage tax, solidarity surcharge, and any other employment related taxes or social insurance contributions in any jurisdiction, in each case resulting from the grant, vesting or exercise of the Option, the acquisition of Shares by the Grantee, the disposal of any Shares, or otherwise pursuant to this Option Agreement, or any other taxable event related to the Option. In the absence of a contrary determination by the Company, all tax withholding obligations will be calculated based on the maximum applicable statutory withholding rates.
(v)Subject to Section 7(c) of the Plan, in the absence of a contrary determination by the Company, all tax withholding obligations will be calculated based on the maximum applicable statutory withholding rates. In the event of over-withholding, the Grantee may receive a refund of any over-withheld amount in cash and (with no entitlement to the equivalent in Shares) or if not refunded, the Grantee may seek a refund from the local tax authorities. In the event of under-withholding, the Grantee may be required to pay any additional Tax Obligations directly to the applicable tax authority or to the Company Group. The satisfaction of any Tax Obligations pursuant to Section 3(c) below shall be subject to any limitations set forth in Section 7(c) of the Plan to the extent required to avoid the liability classification of the applicable award under generally accepted accounting principles in the United States of America.

(vi)The Grantee acknowledges that the Grantee is ultimately liable and responsible for all Tax Obligations in connection with the Option, regardless of any action the Company Group takes with respect to any Tax Obligations that arise in connection with the Option. Neither the Company nor any member of the Company Group makes any representation or undertaking regarding the tax treatment to the Grantee in connection with the awarding, vesting or exercise of the Option or the subsequent sale of Shares. The Company Group does not commit and are under no obligation to structure the Option to reduce or eliminate the Grantee’s tax liability.
(d)Other Agreements. As a condition to the exercise of the Option, the Grantee shall execute, acknowledge and agree to be bound by the provisions of any shareholders agreement. The Grantee acknowledges and agrees that the Award and any Shares issued pursuant thereto shall be subject to the M&A.

(e)Payment Upon Exercise. This grant of Options does not provide any right for the Grantee to receive a cash payment, and only shares of Common Stock will be issued upon exercise of the Options. Notwithstanding anything in the Plan or this Option Agreement herein to the contrary, no payment shall be made under this Option that would cause the compensation payable to the Grantee under this Option to be taxable under Section 457A of the U.S. Code. Additionally, in the discretion of the Administrator, American depositary shares in an amount equal to the number of Shares which otherwise would be distributed pursuant to this Option may be distributed in lieu of Shares in settlement of the Option. If the number of Shares represented by an American depositary share is other than on a one-to-one basis, the provisions of this Option and the Option Agreement shall be adjusted to reflect the distribution of American depositary shares in lieu of Shares.

3.Method of Payment. Payment of the Exercise Price shall be made by any of the following, or a combination thereof, at the election of the Grantee and as determined by the Administrator; provided, however, that such exercise method does not then violate any Applicable Law or the Plan, provided further, that the portion of the Exercise Price equal to the par value of the Shares must be paid as legal consideration:
(a)cash;
(b)check;
(c)to the extent permitted by the Administrator, surrender of Shares (including vested Shares issuable upon exercise of the Option) or delivery of a properly executed form of attestation of ownership of Shares as the Administrator may require which have a Fair Market Value on the date of surrender or attestation equal to the aggregate Exercise Price of the Shares as to which the Option is being exercised;
(d)payment through a broker-dealer sale and remittance procedure pursuant to which the Grantee (i) shall provide written instructions to a Company-designated brokerage firm to effect the immediate sale of some or all of the purchased Shares and remit to the Company sufficient funds to cover the aggregate exercise price payable for the purchased Shares and (ii) shall provide written directives to the Company to deliver the certificates for the purchased Shares directly to such brokerage firm in order to complete the sale transaction; or

(e)to the extent permitted by the Administrator, any other form of legal consideration permitted under the Plan.
4.Restrictions on Exercise.

(a)Notwithstanding other provisions of this Option Agreement, (i) the Option shall not be exercised if the Administrator determines that the issuance of the Shares upon such exercise would violate any Applicable Laws, (ii) the Option shall not be exercised by the Grantee until all approvals, consents, registrations, filings or waivers which are required to be obtained by such Grantee under Applicable Laws in connection with his/her ownership of the Shares have been duly obtained (in particular, in case that the Grantee is a PRC resident, the Grantee shall complete individual foreign exchange registration with the State Administration of Foreign Exchange or its local branch before exercise of the Option), and (iii) if requested by the Administrator, the exercise of Option shall be conditioned upon the issuance of an opinion of a qualified counsel satisfactory to the Administrator stating to the effect that the issuance of the Shares to the Grantee would be in full compliance with the Applicable Laws.

(b)Notwithstanding anything provided to the contrary hereof, if the exercise of the Option within the applicable time periods set forth in Section 5 of this Option Agreement would violate any Applicable Laws or, in case that the Grantee is a PRC resident, is prevented by clause (ii) of Section 4(a) above, the Option shall remain exercisable until three (3) months after the date the Option first becomes exercisable, except as otherwise determined by the Administrator, but in any event no later than the Expiration Date set forth in the Notice.
(c)The Grantee acknowledges and agrees that until the Shares are issued (as evidenced by the appropriate entry in the register of members of the Company for the issuance of the Shares), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Shares, notwithstanding the vesting or the exercise of the Option. After the Option is duly exercised in accordance with the Option Agreement, the Notice and the Plan, the Company shall update (or cause to be updated) its register of members to reflect the issuance of the Shares promptly. The Grantee further acknowledges and agrees that, upon due exercise of the Option (and registration of the issuance of the Shares in the register of members of the Company), the rights and obligations on the Shares shall be subject to the provisions of this Option Agreement, any shareholders agreement, the currently effective M&A, and other documents of the Company in relation to the Shares (if any), as if the Grantee is a holder of Ordinary Shares thereunder.
5.Expiration of Option. The Option may not be exercised to any extent by anyone after, and will expire on, the first of the following to occur:

(a)The Expiration Date set forth in the Notice;

(b)Except as the Administrator may otherwise approve, the expiration of twelve (12) months following the date of the Grantee’s termination of Continuous Service for any reason other than death, Disability or a termination for Cause;

(c)Except as the Administrator may otherwise approve, the expiration of twelve (12) months following the date of the Grantee’s termination of Continuous Service by reason of Grantee’s Disability;

(d)Except as the Administrator may otherwise approve, the expiration of twelve (12) months following the date of Grantee’s termination of Continuous Service by reason of Grantee’s death (or, in the event of Grantee’s death within three (3) months following Grantee’s termination of Continuous Service, twelve (12) months following the date of death); and

(e)Except as the Administrator may otherwise approve, the date of the termination of the Grantee’s Continuous Service for Cause.
6.Transferability of Option.

(a)Option Generally Non-Transferable. The Option (and the rights conferred hereby) may not be transferred or disposed of in any manner other than by will or by the laws of descent and distribution, provided, however, that the Option (to the extent the Option is a Non-Qualified Option) may be transferred during the lifetime of the Grantee only as permitted by Applicable Law and to the extent and in the manner authorized by the Administrator, and at the price and on the conditions not objected by the Administrator. Notwithstanding the foregoing, the Grantee may designate one or more beneficiaries of the Grantee’s Option in the event of the Grantee’s death on a beneficiary designation form provided by the Administrator. Following the death of the Grantee, the Option, to the extent provided in Section 5, may be exercised (a) by the Person or Persons designated under the deceased Grantee’s beneficiary designation or (b) in the absence of an effectively designated beneficiary, by the Grantee’s legal representative or by any Person empowered to do so under the deceased Grantee’s will or under the then Applicable Laws of descent and distribution. The terms of the Option shall be binding upon the executors, administrators, heirs, successors and transferees of the Grantee.
(b)Stop-Transfer Notices. In order to ensure compliance with the restrictions on transfer set forth in this Option Agreement, the Notice, the Plan, any shareholders agreement and the M&A, the Company may issue appropriate “stop transfer” instructions to its transfer agent, and, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

(c)Refusal to Transfer. The Company shall not be required to (i) record on its register of members any transfer of Shares in violation of any of the provisions of this Option Agreement, any shareholders agreement or the M&A, or (ii) treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so sold or transferred in violation of any of the provisions of this Option Agreement, any shareholders agreement or the M&A.
7.Tax Consequences.    THE GRANTEE SHOULD CONSULT A TAX

ADVISER BEFORE EXERCISING THE OPTION OR DISPOSING OF THE SHARES. THE GRANTEE REPRESENTS TO THE COMPANY THAT THE GRANTEE HAS REVIEWED WITH THE GRANTEE’S OWN TAX ADVISORS THE TAX CONSEQUENCES OF THIS OPTION AND THE TRANSACTIONS CONTEMPLATED BY THE GRANT NOTICE AND THIS OPTION AGREEMENT. THE GRANTEE IS RELYING SOLELY ON SUCH ADVISORS AND NOT ON ANY STATEMENTS OR REPRESENTATIONS OF THE COMPANY AND/OR THE TRUSTEE OR ANY OF THEIR AGENTS.
8.Adjustments Upon Changes in Capitalization. The Option shall be entitled to adjustment upon changes in capitalization of the Company pursuant to Section 10 of the Plan.
9.Lock-Up Agreement.
(a)Agreement. The Grantee, if requested by the Company and the lead underwriter of any public offering of the Ordinary Shares (the “Lead Underwriter”), hereby irrevocably agrees not to sell, contract to sell, grant any option to purchase, transfer the economic risk of ownership in, make any short sale of, pledge or otherwise transfer or dispose of any interest in any Ordinary Shares or any securities convertible into or exchangeable or exercisable for or any other rights to purchase or acquire Ordinary Shares (except Ordinary Shares included in such public offering or acquired on the public market after such offering) during the 180-day period following the effective date of a registration statement of the Company filed under the Securities Act of 1933, as amended, or such shorter or longer period of time as the Lead Underwriter shall specify.
(b)Additional Obligations. The Grantee further agrees to sign such documents as may be requested by the Lead Underwriter to effect the foregoing and agrees that the Company may impose stop-transfer instructions with respect to such Ordinary Shares subject to the lock-up period until the end of such period. The Company and the Grantee acknowledge that each Lead Underwriter of a public offering of the Company’s stock, during the period of such offering and for the lock-up period thereafter, is an intended beneficiary of this Section.
(c)No Amendment Without Consent of Lead Underwriter. During the period from identification of a Lead Underwriter in connection with any public offering of the Company’s Ordinary Shares until the earlier of (i) the expiration of the lock-up period specified in subsection (a) in connection with such offering or (ii) the abandonment of such offering by the Company and the Lead Underwriter, the provisions of this Section may not be amended or waived except with the consent of the Lead Underwriter.
10.Power of Attorney. The Grantee hereby grants a power of attorney to the Board or any Person designated by the Board to (a) exercise the voting rights (if any) with respect to the Shares (including executing any shareholders’ resolutions), and (b) execute, deliver and perform, on behalf of the Grantee, any share purchase agreement, share subscription agreement, shareholders agreement, and any other similar agreements and documents (including any documents, instruments and certificates contemplated in the aforesaid agreements and documents, and any amendments, restatements or supplements to the aforesaid agreements and documents from time to time), which are required to be signed by the Grantee due to the fact that the Grantee is a holder of Shares, in the future equity financing or financing transaction of the Company or otherwise.

11.Entire Agreement and Amendment. The Notice, the Plan and this Option Agreement (together with the documents referenced in Section 2(d) hereof) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings, commitments and agreements of the Company and the Grantee with respect to the subject matter hereof, and, except to the extent permitted by Section 12(d) of the Plan, may not be modified or amended adversely to the Grantee’s interest in material aspects except by means of a written form signed by the Company and the Grantee. Nothing in the Notice, the Plan and this Option Agreement (except as expressly provided therein) is intended to confer any rights or remedies on any Persons other than the parties.
12.Governing Law. The Notice, the Plan and this Option Agreement are to be construed in accordance with and governed by the laws of the Cayman Islands, without giving effect to any choice of law rule that would cause the application of the laws of any other jurisdiction.
13.Severability. In the event that one or several of the provisions of the Notice, the Plan or this Option Agreement are found to be invalid, illegal or unenforceable in any aspect in accordance with any Applicable Laws, such provisions shall be enforced to the fullest extent allowed by the Applicable Law, and the validity, legality or enforceability of the remaining provisions of the Notice, the Plan or this Option Agreement shall not be affected or compromised in any aspect. The parties shall negotiate in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions that accomplish to the greatest extent permitted by law and the intentions of the parties, and the economic effect of such effective provisions shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provisions.
14.Construction. The captions used in the Notice and this Option Agreement are inserted for convenience and shall not be deemed a part of the Option for construction or interpretation. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.
15.Administration and Interpretation. Any question or dispute regarding the administration or interpretation of the Notice, the Plan or this Option Agreement shall be submitted by the Grantee or by the Company to the Administrator. The Administrator shall have the authority and the right to construe and interpret the terms of the Plan, the Notice and this Option Agreement. The resolution of such question or dispute by the Administrator shall be final and binding on all Persons.
16.Venue and Waiver of Jury Trial. The Company, the Grantee, and the Grantee’s assignees pursuant to Section 6 hereby irrevocably and unconditionally (a) agree that any suit, action, or proceeding arising out of or in relation to this Option Agreement, the Notice, and the Plan shall be brought in Hong Kong, and (b) submit to the exclusive jurisdiction of the court in Hong Kong. The parties irrevocably waive, to the fullest extent permitted by law, any objection the party may have to the laying of venue for any such suit, action or proceeding brought in such court. THE PARTIES ALSO EXPRESSLY WAIVE ANY RIGHT THEY HAVE OR MAY HAVE TO A JURY TRIAL OF ANY SUCH SUIT, ACTION OR
PROCEEDING. If any one or more provisions of this Section 16 shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

17.Agent. If the Grantee is not a resident of Hong Kong, the Grantee irrevocably appoints Connect Biopharma HongKong Limited (address: Suite 603, 6/F, Laws Commercial Plaza, 788 Cheung Sha Wan Road, Kowloon, Hong Kong, fax No.: +852 25608398) as its agent to receive and acknowledge on his/her behalf service of any writ, summons, order, judgment or other notice of legal process in Hong Kong. Any such legal process shall be sufficiently served on him/her if delivered to such service agent.

18.No Third Party Rights. Save as expressly provided hereunder, a Person who is not a party to this Option Agreement has no right to enforce or to enjoy the benefit of any term of this Option Agreement.
19.Notices. All notices and other communications required or permitted to be given pursuant to this Option Agreement shall be delivered personally or sent by registered mail, certified mail, prepaid postage, a commercial courier service, facsimile transmission or electronic mail to the Company at its principal executive offices and to Grantee at his or her most recent address on the Company’s personnel records, or to such other address as such party may designate in writing from time to time to the other party.

20.Conformity to Securities Laws. The Grantee acknowledges that the Plan, the Notice and this Option Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws.

21.Successors and Assigns. The Company may assign any of its rights under this Option Agreement to single or multiple assignees, and this Option Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in this Option Agreement or the Plan, this Option Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

22.Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Option Agreement, if the Grantee is subject to Section 16 of the Exchange Act, the Plan, the Notice, this Option Agreement and the Option will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment thereto) that are requirements for the application of such exemptive rule. To the extent Applicable Laws permit, this Option Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.

23.Limitation on Grantee’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Option Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. The Grantee will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the Option, and rights no greater than the right to receive the Shares as a general unsecured creditor with respect to the Option, as and when exercised pursuant to the terms hereof.

24.ACKNOWLEDGMENT. THE GRANTEE ACKNOWLEDGES AND AGREES THAT THE OPTION SHALL VEST, IF AT ALL, ONLY DURING THE PERIOD OF THE GRANTEE’S CONTINUOUS SERVICE (NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THE OPTION OR ACQUIRING SHARES HEREUNDER). THE

GRANTEE FURTHER ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS NOTICE, THE OPTION AGREEMENT, OR THE PLAN SHALL CONFER UPON THE GRANTEE ANY RIGHT WITH RESPECT TO FUTURE AWARDS OR CONTINUATION OF THE GRANTEE’S CONTINUOUS SERVICE, NOR SHALL IT INTERFERE IN ANY WAY WITH THE GRANTEE’S RIGHT OR THE RIGHT OF THE COMPANY OR RELATED ENTITY TO WHICH THE GRANTEE PROVIDES SERVICES TO TERMINATE THE GRANTEE’S CONTINUOUS SERVICE, WITH OR WITHOUT CAUSE, AND WITH OR WITHOUT NOTICE. THE GRANTEE ACKNOWLEDGES THAT UNLESS THE GRANTEE HAS A WRITTEN EMPLOYMENT AGREEMENT WITH THE COMPANY TO THE CONTRARY, THE GRANTEE’S EMPLOYMENT IS AT WILL.

25.Counterparts. The Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which will be deemed an original and all of which together will constitute one instrument.

26.Paperless Administration. By accepting this Award, the Grantee hereby agrees to receive documentation related to the Award by electronic delivery, such as a system using an internet website or interactive voice response, maintained by the Company or a third party designated by the Company.

27.Language. The Grantee acknowledges that the Grantee is proficient in the English language and understands the provisions in this Option Agreement and the Plan or has had the ability to consult with an advisor who is sufficiently proficient in the English language, as to allow the Grantee to understand the terms of this Option Agreement and any other documents related to the Option. Further, if the Grantee has received this Option Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

28.Applicable Currency. The currency applicable to the Option shall be U.S. Dollars. The Administrator may determine, in its sole discretion, that the Option may be paid in any other currency based on the prevailing exchange rate as the Administrator deems appropriate. The Grantee may be required to provide evidence that any currency used to pay the exercise price of the Option or any Tax Obligations were acquired and taken out of the jurisdiction in which the Grantee resides in accordance with Applicable Laws, including foreign exchange control laws and regulations.

29.Appendix. Notwithstanding any provisions in this Option Agreement, the Option shall be subject to any additional terms and conditions for the Grantee’s country set forth in the Appendix attached hereto. Moreover, if the Grantee relocates to one of the countries included in the Appendix, the additional terms and conditions for such country, if any, will apply to the Grantee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Option Agreement.

END OF AGREEMENT

EXHIBIT B EXERCISE NOTICE
Date:    ,
To:    Connect Biopharma Holdings Limited
1.The undersigned (the “Grantee”) hereby elects to exercise the Grantee’s option to purchase         Ordinary Shares (the “Shares”) of Connect Biopharma Holdings Limited (the “Company”) by purchasing Ordinary Shares pursuant to the Company’s 2024 Employment Inducement Incentive Award Plan, as amended from time to time (the “Plan”), the Stock Option Award Agreement (the “Option Agreement”) and the Notice of Stock Option Award (the “Notice”) dated      , , by and between the Company and the Grantee. Unless otherwise defined herein, the terms defined in the Plan, the Notice and the Option Agreement shall have the same defined meanings in this Exercise Notice.
2.Representations of the Grantee. The Grantee acknowledges that the Grantee has received, read and understood the Notice, the Plan and the Option Agreement and agrees to abide by and be bound by their terms and conditions.

3.Delivery of Payment. The Grantee herewith delivers to the Company the full Exercise Price for the Shares and any applicable Tax Obligations, without the payment of which the exercise of the Option shall not be effective.

4.Tax Consequences. THE GRANTEE SHOULD CONSULT A TAX ADVISER BEFORE EXERCISING THE OPTION OR DISPOSING OF THE SHARES. THE GRANTEE REPRESENTS TO THE COMPANY THAT THE GRANTEE HAS REVIEWED WITH THE GRANTEE’S OWN TAX ADVISORS THE TAX CONSEQUENCES OF THIS OPTION AND THE TRANSACTIONS CONTEMPLATED BY THE GRANT NOTICE AND THIS OPTION AGREEMENT. THE GRANTEE IS RELYING SOLELY ON SUCH ADVISORS AND NOT ON ANY STATEMENTS OR REPRESENTATIONS OF THE COMPANY AND/OR THE TRUSTEE OR ANY OF THEIR AGENTS.
5.Other Agreements. The Grantee acknowledges and agrees that the Shares issued pursuant to this Exercise Notice are subject to the terms of the Option Agreement, the Notice and the Plan, as well as any shareholders agreement and the M&A. As a condition to the exercise of the Option described herein, the Grantee shall agree to accede to and be bound by the terms of any shareholders agreement in relation to the Shares, by executing and delivering to the Company a deed of adherence in the form satisfactory to the Company, in accordance with the requirements of any shareholders agreement and the M&A.
6.Successors and Assigns. The Company may assign any of its rights under this Exercise Notice to single or multiple assignees, and this Exercise Notice shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Exercise Notice shall be binding upon the Grantee and his or her heirs, executors, administrators, successors and assigns.
7.Governing Law. The Exercise Notice is to be construed in accordance with and governed by the laws of the Cayman Islands, without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction.

8.Severability. In the event that one or several of the provisions of the Exercise Notice are found to be invalid, illegal or unenforceable in any aspect in accordance with any Applicable Laws, such provisions shall be enforced to the fullest extent allowed by the Applicable Law, and the validity, legality or enforceability of the remaining provisions of the Exercise Notice shall not be affected or compromised in any aspect. The parties shall negotiate in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions that accomplish to the greatest extent permitted by law and the intentions of the parties, and the economic effect of such effective provisions shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provisions.
9.Notices. All notices and other communications required or permitted to be given pursuant to this Exercise Notice shall be delivered personally or sent by registered mail, certified mail, prepaid postage, a commercial courier service, facsimile transmission or electronic mail to the address of such party as shown below beneath its signature, or to such other address as such party may designate in writing from time to time to the other party.
10.Venue and Waiver of Jury Trial. The Company and the Grantee hereby irrevocably and unconditionally (i) agree that any suit, action, or proceeding arising out of or in relation to this Exercise Notice shall be brought in Hong Kong, and (2) submit to the exclusive jurisdiction of the court in Hong Kong. The parties irrevocably waive, to the fullest extent permitted by law, any objection the party may have to the laying of venue for any such suit, action or proceeding brought in such court. THE PARTIES ALSO EXPRESSLY WAIVE ANY RIGHT THEY HAVE OR MAY HAVE TO A JURY TRIAL OF ANY SUCH SUIT,
ACTION OR PROCEEDING. If any one or more provisions of this Section shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.
11.Agent. If the Grantee is not a resident of Hong Kong, the Grantee irrevocably appoints Connect Biopharma HongKong Limited (address: Suite 603, 6/F, Laws Commercial Plaza, 788 Cheung Sha Wan Road, Kowloon, Hong Kong, fax No.: +852 25608398) as its agent to receive and acknowledge on his/her behalf service of any writ, summons, order, judgment or other notice of legal process in Hong Kong. Any such legal process shall be sufficiently served on him/her if delivered to such service agent.
12.Further Instruments. The parties agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the purposes and intent of this Exercise Notice.
13.No Third Party Rights. Save as expressly provided hereunder, a Person who is not a party to this Exercise Notice has no right under the Contracts (Rights of Third Parties) Ordinance (Cap. 623 of the Laws of Hong Kong) to enforce or to enjoy the benefit of any term of this Exercise Notice.
14.Entire Agreement. The Notice, the Plan and the Option Agreement are incorporated herein by reference and together with this Exercise Notice constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings, commitments and agreements of the Company and the Grantee with respect to the subject matter hereof, and may not be modified or amended adversely to the

Grantee’s interest in material aspects except by means of a written form signed by the Company and the Grantee. Nothing in the Notice, the Plan, the Option Agreement and this Exercise Notice (except as expressly provided therein) is intended to confer any rights or remedies on any Persons other than the parties.

Submitted by:	Accepted by:

GRANTEE	CONNECT BIOPHARMA HOLDINGS LIMITED

By:
(Signature)	Name:
	Title:	Director